Exhibit 10.7

Rush Street Interactive L.P.

900 N. Michigan Avenue, Suite 950

Chicago, Illinois 60611

December 27, 2020

VIA ELECTRONIC MAIL

Gregory A. Carlin

c/o Rush Street Interactive, L.P.

900 N. Michigan Avenue, Suite 950

Chicago, Illinois 60611

Re: Employment Letter from Rush Street Interactive L.P.

Dear Greg:

We are pleased to confirm your continued employment as the Chief Executive Officer of Rush Street Interactive L.P. (“RSI”) and its to-be publicly traded company, Rush Street Interactive, Inc., resulting from the closing of the contemplated transaction between RSI and dMY Technology Group Inc. (“Business Combination”) (collectively for purposes hereof, the “Company”). At all times during the Employment Period (as defined below) you will report directly to the Company’s board of directors (“Board”) and, upon closing of the Business Combination, will serve as a member of the Board, and, thereafter, for as long as you remain Chief Executive Officer will continue to be nominated to remain a member of the Board. The purpose of this letter is to set forth the terms of your continued employment.

Effective Date & Compensation

This letter agreement (“Letter Agreement”) shall become effective upon the closing of the Business Combination (such closing date, the “Effective Date”). Effective January 1, 2021, your bi-weekly base salary will be $19,230.77, which, annualized would equal $500,000.00 (“Base Salary”). Base Salary is paid in accordance with the Company’s typical payroll procedures and is prorated for any partial months worked. Your Base Salary shall be subject to annual review.

The term of this Letter Agreement shall commence on the Effective Date and remain in effect until terminated as provided hereunder (“Employment Period”).

During the Employment Period, you will be eligible to participate in any employee benefit plans that are generally available to Company employees, subject to the terms and conditions of those plans, on a basis no less favorable to you than that available to other senior executives of the Company unless otherwise consented to by you. You may refer to the Company’s applicable summary plan descriptions and its policies for more detailed information about the Company benefit policies and programs.

During the Employment Period, you will continue to be eligible to participate in the Company’s discretionary bonus plan. Bonuses under the plan are determined in the Board’s discretion and may be changed or discontinued at any time.

Your discretionary target bonus under the current bonus plan is 80% of any Base Salary that was actually paid out during the bonus plan year; provided, however, that your actual discretionary bonus may be anywhere from 40% to 120% of your Base Salary; provided that receiving a bonus in this range is to be based on your achievement of to-be-defined performance goals related to corporate/financial and individual objectives (e.g., related to revenues, EBITDA) and strategic objectives. Subject to applicable law, discretionary bonus awards are contingent upon your continued employment with the Company on the discretionary bonus payment date (“Payment Date”).

In addition, you will be eligible to participate, subject to its terms and conditions, in the Company’s long-term incentive compensation plan, which plan is currently being evaluated and designed (“Long-Term Compensation Plan”). The amount of your annual long-term incentives under the Long-Term Compensation Plan is to be equal to two times your annualized Base Salary. Subject to the terms of the Long-Term Compensation Plan, your Long-Term Compensation grants are intended to vest based on time-vesting and performance-based vesting. The first of the Long-Term Compensation grants shall be made no later than June 30, 2021. The performance-based vesting grants are anticipated to cover a three-year period and on a rolling basis (e.g., 2021-2023, 2022-2024, etc.). Such grants may include a combination of stock options and restricted shares/units. To the extent any dividends are paid, they are expected to accumulate and be payable upon award settlement of shares/units to the extent the award is deemed to have been earned.

If, at any time, the Company terminates your employment as Chief Executive Officer without cause, then you shall be entitled to severance in the total amount of $600,000.

Duties

In your role as Chief Executive Officer, you will owe fiduciary responsibilities to the Company and be responsible for the overall performance of the Company. It is understood that you will not be obligated to devote your full business time and attention to the Company and you will continue to be permitted to provide services to Rush Street Gaming, LLC (“RSG”), and entities for which RSG provides services; provided that, notwithstanding the foregoing, you will devote as much business time and attention to the Company as is needed to sufficiently perform your duties as Chief Executive Officer of the Company in order to position the Company for positive overall and financial performance.

At-Will Employment

Subject to the terms and conditions of this Letter Agreement, your employment with the Company will be, at all times, at will. This means that you may leave your employment with the Company at any time, and the Company may, in its sole discretion, terminate your employment at any time without notice and for any reason or no reason at all. No one other than the Board has the authority to alter the at-will nature of your employment, or to make any agreement that amends or alters the terms and conditions of this Letter Agreement and any such amendment or alteration must be in writing, must reference this Letter Agreement and must be signed a member of the Board authorized to so sign.

Non-Compete/Non-Solicitation

During the Employment Period and for twelve (12) months thereafter, you shall not, directly or indirectly: (i) employ, retain, hire or seek to employ, retain, hire or obtain the services of any employee, representative or director of the Company who worked directly with or for you during the Employment Period (other than by virtue of a mass communication or advertisement that to any such individuals described in this clause (i), provided that any such communication or advertisement is not directly or indirectly prepared by you or prepared at your direction or suggestion); and (ii) be employed by, provide services to or advise any person or entity that is engaged or has applied for a license to engage in operating or supplying a gambling, sports betting, online gaming or social gaming platform in any jurisdiction in which the Company or its subsidiaries or affiliates operates such a platform or has applied for a license to operate such a platform.

Applicable Law; Legal Remedies

This Letter Agreement, the rights and obligations of the parties hereto, and all claims or disputes relating thereto, shall be governed by and construed in accordance with the laws of the State of Illinois, without regard to the choice of law provisions thereof. Any controversy or claim arising out of or related to (i) this Letter Agreement, (ii) the breach thereof, or (iii) your employment with the Company or the termination of such employment, shall be settled by arbitration in Chicago, Illinois before a single arbitrator administered by the American Arbitration Association (“AAA”) under its National Rules for the Resolution of Employment Disputes, amended and restated effective as of January 1, 2004, as the same may be amended, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

Compliance with Gaming Laws

As required by the statutes, rules and regulations relating to gaming where the Company and its subsidiaries and affiliates operates or is regulated (collectively, the “Gaming Laws”), you must timely obtain and maintain all permits or licenses required under the Gaming Laws. In addition, you agree to comply with all Gaming Laws applicable to you as an employee and officer of the Company as well as to assist the Company and its subsidiaries and affiliates, as necessary, in complying with the Gaming Laws.

Notwithstanding any other provision of this offer, if you fail to comply with the Gaming Law or if you are denied a required license or permit following the end of all applicable appeal periods, or if a regulator in a jurisdiction where the Company or its subsidiaries or affiliates operates or is regulated (or has applied for a license to operate) requires that your employment be terminated or provides that your continued employment shall create a gaming problem for the Company or its subsidiaries or affiliates, your employment shall terminate immediately, without notice or action and without liability on the part of Company or its subsidiaries or affiliates.

By signing below, you represent and warrant that you are not currently a party to any agreement or other restriction that you would violate by accepting this offer and performing the duties contemplated by this Letter Agreement. This Letter Agreement constitutes the entire agreement between you and the Company and supersede all prior agreements, understandings, or arrangements, whether oral or written, among the parties with respect to any matter related to this employment offer.

[Signatures page to follow on next page.]

Please accept this Letter Agreement by signing this Letter Agreement where indicated and returning them to me.

Sincerely,

/s/ Neil Bluhm
Neil Bluhm
Chairman
Rush Street Interactive L.P.

I accept and agree to all terms and conditions of this Letter Agreement:

/s/ Gregory A. Carlin	December 27, 2020
Gregory A. Carlin	Date